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                                                                   EXHIBIT 10.09

                                  AWARD NOTICE

                           NOTICE OF RESTRICTED STOCK
                             GRANTED PURSUANT TO THE
                            EASTMAN CHEMICAL COMPANY
                    1997 OMNIBUS LONG-TERM COMPENSATION PLAN

                         Grantee: E. W. Deavenport, Jr.

                         Number of Shares: 30,000

                         Date of Grant: December 7, 2001

         1. Award of Restricted Stock. This Award Notice serves to notify you Eastman Chemical Company ("Company") has granted to you, under the 1997 Omnibus Long-Term Compensation Plan ("Plan"), the number of shares ("Restricted Stock") of its $.01 par value Common Stock ("Common Stock") set forth above, to be held, subject to the terms of the Plan and this Award Notice, as restricted stock. This Award is in consideration for your past services and for the consulting services you have agreed to provide to the Company or its successors (the "Successor Companies") after your retirement from the Company on December 31, 2001, pursuant to your Retirement and Consulting Agreement, dated as of December 7, 2001 (the "Consulting Agreement"). The Plan is incorporated herein by reference and made a part of this Award Notice. Capitalized terms not otherwise defined herein have the respective meanings set forth in the Plan.

         2. Lapse of Restrictions. The restrictions described below with respect to the Restricted Stock will lapse upon the earlier of (1) December 7, 2004, or (2) termination of the Consulting Agreement by reason of your death, disability, or for another approved reason, as determined by the Vice President, Human Resources of the Company (the date and time described in clause (1) or (2), as applicable, is referred to herein as the "Vesting Date").

         3. Book-Entry Registration. The Restricted Stock awarded pursuant to this Award Notice initially will be evidenced by book-entry registration only, without the issuance of certificates representing such shares.

         4. Issuance of Shares. Subject to the other terms of this Award Notice, the Company will either issue a certificate or certificates representing the Restricted Stock as promptly as practicable following the Vesting Date or place the shares in the Automatic Dividend Reinvestment Plan maintained for shareowners of the Company as directed by you. The Company may withhold or require you to remit a cash amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld. Further, either the Company or you may elect to satisfy the withholding requirement by having the Company withhold shares of common stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

You may elect to defer the Award until after you retire or otherwise terminate employment with the Company or its Successor Companies under the terms and subject to the conditions of the Eastman Executive Deferred Compensation Plan or a similar deferred compensation plan offered by its Successor Companies, as the same now exists or may be amended hereafter (the "EDCP"). If you choose to defer the Award, the Award shall be converted into the right to receive a cash payment.

If any portion of an Award is converted into a right to receive a cash payment as described above, an amount representing the Fair Market Value of the deferred portion of the Actual Grant Amount will be credited to the Stock Account of the Eastman EDCP or a similar deferred compensation plan offered by the Successor Companies and hypothetically invested in units of Common Stock. Thereafter, such amount will be treated in the same manner as other investments in the EDCP or a similar deferred compensation plan offered by the Successor Companies and shall be subject to the terms and conditions thereof.


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         5.       Restrictions on Transfer of Shares. The Restricted Stock, and
the right to vote such shares and to receive dividends thereon, may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way prior to the Vesting Date, whether by operation of law or otherwise. After the Vesting Date, certificates for the Restricted Stock may be issued during your lifetime only to you, except in the case of a permanent disability involving mental incapacity.

         6. Limitation of Rights. Except as otherwise provided in this Award Notice or the Plan, prior to the Vesting Date, you will have no rights of a shareowner with respect to the Restricted Stock, except for the right to receive such cash dividends, if any, as may be declared on the shares of Common Stock subject thereto from time to time, and the right to vote (in person or by proxy) such shares at any meeting of shareowners of the Company. Neither the Plan, this Award nor this Award Notice gives you any right to remain employed by or in service as a consultant to the Company, the Successor Companies or any of its or their Subsidiaries.

         7. Termination. The Committee hereby determines that your announced retirement on or about December 31, 2001 will be a termination of employment for an "approved reason" within the meaning of Section 16 of the Plan; provided, however, that the Restricted Stock will not vest in full or be forfeited upon your retirement, but will continue to vest for as long as the Consulting Agreement remains in effect (subject to Section 9 below). If for any reason you do not retire on or about December 31, 2001, then upon later termination of your employment with the Company and its Subsidiaries, prior to the Vesting Date, other than by reason of your death, disability, retirement, or another approved reason, as determined by the Committee, all of the Restricted Stock will be canceled and forfeited by you to the Company without the payment of any consideration by the Company. In such event, neither you nor any of your successors, heirs, assigns or personal representatives will thereafter have any further rights or interest in such shares or otherwise in this Award. The provisions of the foregoing two sentences shall be subject to the provisions of
Section 9 and shall become null and void and of no force and effect insofar as they apply to a termination following a Change in Control under the circumstances described in Section 25(a) of the Plan.

         8.       Noncompetition; Confidentiality; Adverse Activity.

                  (c) Except as described in Sections 24 and 25 of the Plan, you will forfeit all rights under any unexercised portion of the Option if you violate the noncompetition and confidentiality provisions contained in
Section 20 of the Plan.

                  (d) If you, during your employment or thereafter, engage in activity, which, in the sole discretion of the Committee, is deemed to be in conflict with or adverse to the interests of the Company or Successor Companies, the Restricted Stock will be forfeited and canceled immediately. Such adverse activity by you shall include, but is not limited to, the following: (i) becoming associated with, becoming employed by or rendering services to, or owning an interest in (other than as a shareholder with a nonsubstantial interest in such business) any business or enterprise that is engaged in competition with the Company or Successor Companies; or (ii) recruiting, soliciting or induce, or attempting to induce, any employee or employees of the Company or Successor Companies or any affiliate of the Company or Successor Companies to terminate their employment with, or otherwise cease their relationship with, the Company, Successor Companies, or its or their affiliates; or (iii) soliciting, diverting or taking away, or attempting to take away, the business patronage of any of the clients, customers, accounts, or prospective clients, customers or accounts, which were contacted, solicited or served by the Company during your employment; or (iv) initiating litigation against the Company or Successor Companies; or (v) criticizing, denigrating or otherwise speaking adversely against the Company or Successor Companies; or (vi) violating the Company's or Successor Companies' ethics and business conduct guidelines. The provisions of this Section 8(b) shall be subject to the provisions of
Section 9, and shall become null and void and of no force and effect insofar as they apply to activity by you following your termination after a Change in Control under the circumstances described in Section 25(a) of the Plan.

         9. Change in Ownership; Change in Control. Sections 24 and 25 of the Plan contain certain special provisions that will apply to this Award in the event of a Change in Ownership or Change in Control, respectively.

         10. Adjustment of Shares. If the number of outstanding shares of Common Stock changes through the declaration of stock dividends or stock splits prior to the Vesting Date, the shares of Common Stock subject to this Award automatically will be adjusted. If there is a change in the number of outstanding shares of Common Stock or any change in the outstanding stock of the Company prior to the Vesting Date, the Committee will make any adjustments


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and modifications to this Award that it deems appropriate. In the event of any other change in the capital structure or in the Common Stock of the Company, the Committee is authorized to make appropriate adjustments to this Award.

         11. Restrictions on Issuance of Shares. If at any time the Company determines that listing, registration or qualification of the shares of Common Stock subject to this Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the award or issuance of certificate(s) for the shares of Common Stock subject to this Award, such award or issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

         12. Noncompetition. Confidentiality. You will forfeit all rights to this Award if you violate the noncompetition and confidentiality provisions contained in Section 20 of the Plan or the restrictive covenants in your Retirement and Consulting Agreement.

         13. Plan Controls. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Notice, the provisions of the Plan will be controlling and determinative.


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